APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds and Union Bank, N.A.

Effective Date November 1, 2018

Funds

Absolute Capital Opportunities Fund
Absolute Convertible Arbitrage Fund
Absolute Strategies Fund
Auxier Focus Fund
Adalta International Fund
Beck, Mack & Oliver Partners Fund
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Lisanti Small Cap Growth Fund
LMCG Global MultiCap Fund
LMCG International Small Cap Fund
MAI Managed Volatility Fund
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
Steinberg Select Fund
The BeeHive Fund

By: Forum Funds	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Brian Davies
Authorized Signature	Authorized Signature

Jessica Chase, President	Brian Davies

October 19, 2018	October 19, 2018
Date	Date